Exhibit 99.1
Arcus Biosciences Reports Second-Quarter 2026 Financial Results and Provides a Pipeline Update
August 5, 2026
•Arcus executes on strategy to establish casdatifan as a backbone therapy across each line of treatment for clear cell renal cell carcinoma (ccRCC), including three new clinical trial collaborations that advance distinct casdatifan-based combinations
•New research published in Nature, evaluating patients with advanced ccRCC who were treated with casdatifan, provided the first data that comprehensively connect clinical outcomes for patients receiving a HIF-2α inhibitor with peripheral biomarker changes and associated tumor biology
•Multiple ARC-20 data readouts for casdatifan across lines of therapy are expected in the second half of 2026, including initial efficacy data for casdatifan plus zimberelimab in first-line, progression-free survival (PFS) data for casdatifan plus cabozantinib in second-line and overall survival data for casdatifan monotherapy in late-line ccRCC
•With $775 million in cash, cash equivalents and marketable securities at quarter-end, Arcus is well positioned to advance casdatifan aggressively, with cash runway until at least the second half of 2028
HAYWARD, Calif. – (BUSINESS WIRE) – Arcus Biosciences, Inc. (NYSE:RCUS), a clinical-stage, global biopharmaceutical company focused on developing differentiated molecules and combination therapies for people with cancer and inflammatory and autoimmune diseases, today reported financial results for the second quarter ended June 30, 2026 and provided a pipeline update on its clinical-stage investigational molecules and discovery programs.
"Our recent publication in Nature demonstrated our commitment to being the scientific leader in HIF-2α biology and translational medicine. We are leveraging these insights and the differentiated profile of casdatifan compared to that of the competition to ensure that casdatifan becomes the backbone of treatment across every line of therapy in kidney cancer. In the front-line setting especially, we see a clear path to be first-to-market and to provide the best options for physicians and patients," said Terry Rosen, Ph.D., chief executive officer of Arcus. "The ARC-20 platform study and strategic clinical collaborations are enabling us to efficiently pursue an integrated approach across multiple lines of therapy, and we expect this year’s upcoming ARC-20 data readouts in first-, second- and late-line settings to clarify casdatifan’s potential to transform the treatment paradigm for kidney cancer."
Casdatifan (HIF-2α inhibitor)
Development Strategy:
Arcus's development strategy is designed to generate evidence to secure casdatifan as a backbone therapy in ccRCC so that every patient has the opportunity to benefit from casdatifan across each line of therapy over the course of their care. Arcus is executing on this strategy, including embedding casdatifan into the treatment paradigm in combination with the most commonly used dual-immunotherapy regimen in the first-line setting, nivolumab (an anti-PD-1) plus ipilimumab (an anti-CTLA-4) and the standard of care in the second-line setting, cabozantinib. Arcus’s combinations were selected to complement these two core regimens. The holistic strategy, which has the opportunity to provide the first and only HIF-2α inhibitor-based TKI-sparing first-line therapy, provides consecutive casdatifan-containing regimens in the first-, second- and third-line-plus settings highly aligned with a new treatment paradigm offered by the robust HIF-2α inhibitory profile of casdatifan. In this context, Arcus will also begin to evaluate casdatifan plus TKI-containing regimens in first-line and late-line settings, the latter in belzutifan-experienced patients. Arcus’s newly announced clinical collaborations described below support these efforts, enabling the company to evaluate numerous casdatifan-based combinations in parallel.

Casdatifan Partnership Updates:
•Arcus will receive a $15 million milestone payment from Taiho Pharmaceutical in the third quarter, triggered by PEAK-1 enrollment in Japan, under the parties’ option and license agreement. Taiho holds rights to casdatifan in Japan and certain territories in Asia.
New Clinical Collaborations:
Arcus announced three new clinical collaborations to evaluate casdatifan-based combinations in first-line and late-line ccRCC:
•Bristol Myers Squibb (BMS): Casdatifan combinations will be added as two new arms of the BMS-sponsored Phase 1/2 ROSETTA RCC-208 study in advanced RCC, evaluating casdatifan in combination with the anti-PD-L1/VEGF-A bispecific antibody pumitamig, which is being jointly developed by BioNTech and BMS.
•Summit Therapeutics: A new cohort in the ARC-20 platform study in ccRCC will evaluate casdatifan with the PD-1/VEGF bispecific antibody ivonescimab in the first-line setting.
•AVEO Oncology: A new ARC-20 cohort will evaluate casdatifan with the VEGFR TKI tivozanib in patients previously treated with belzutifan.
•Arcus has also executed one additional clinical collaboration agreement to evaluate a casdatifan combination with another anti-PD-x/VEGF bispecific antibody in first-line ccRCC, which is expected to initiate in the fourth quarter of 2026.
Development Program:
•First-Line ccRCC: The first-line setting today is divided into immunotherapy (IO/IO) regimens, representing roughly one-third of the market, and IO/TKI regimens, representing roughly two-thirds of the market. Arcus’s casdatifan strategy encompasses both, plus another novel TKI-free combination approach:
◦TKI-free (casdatifan plus IO/IO): The cohort evaluating casdatifan plus zimberelimab (anti-PD-1) and ipilimumab (anti-CTLA-4) in the ARC-20 study is currently enrolling, with the purpose of supporting Arcus’s first registrational Phase 3 study, PEAK-20, evaluating casdatifan plus nivolumab plus ipilimumab in the first-line setting, which is expected to initiate by year-end 2026.
◦TKI-containing (casdatifan plus IO/TKI): A casdatifan-based regimen inclusive of the well-established TKI axitinib, for those circumstances where physicians prefer to have a TKI-inclusive therapy, with an ARC-20 cohort expected to begin in the fourth quarter of 2026.
◦Novel TKI-free bispecific combinations (see New Clinical Collaborations above): Casdatifan in combination with anti-PD-x/VEGF bispecifics pumitamig, ivonescimab and one additional antibody with study initiations expected prior to the end of the year.
•IO-Experienced (second-line) ccRCC: Enrollment in PEAK-1, the global Phase 3 study evaluating casdatifan plus cabozantinib versus cabozantinib alone in IO-experienced metastatic ccRCC, is accelerating, and Arcus remains on track to complete enrollment by year-end 2026. Arcus is confident PEAK-1 will establish casdatifan plus cabozantinib as the new standard of care in the IO-experienced setting.
•Late-Line ccRCC: A new randomized ARC-20 cohort will evaluate casdatifan plus tivozanib versus tivozanib alone in patients who received two or more lines of prior therapy, including a belzutifan-containing regimen, which will elucidate the impact of prior HIF-2α inhibitor treatment on casdatifan’s activity. Enrollment in this new ARC-20 cohort is expected to begin in the fourth quarter of 2026.
Casdatifan Research Published in Nature:
In July, Arcus announced that results from the ARC-20 study evaluating casdatifan monotherapy were published in Nature. This is the first study to comprehensively connect clinical outcomes in patients treated with a HIF-2α inhibitor with peripheral biomarker changes and associated tumor biology. HIF-2α inhibition with casdatifan resulted in deep and sustained suppression of the hormone erythropoietin in blood (serum EPO), which correlated with higher response rates and longer PFS.

Planned Data Readouts:
Arcus expects multiple data readouts for casdatifan in 2026:
•In first-line ccRCC, initial data from the ARC-20 cohorts evaluating casdatifan in early-line settings, including early efficacy data for the cohort evaluating casdatifan plus zimberelimab and early safety data for the cohort evaluating casdatifan plus zimberelimab plus ipilimumab in first-line ccRCC.
•In second-line IO-experienced ccRCC, more mature overall response rate data and initial PFS data, including Kaplan-Meier curve(s), for approximately 45 patients treated in the ARC-20 cohort evaluating casdatifan plus cabozantinib. All patients will have had at least 18 months of follow-up.
•In late-line ccRCC, updated data from the ARC-20 monotherapy cohorts, including overall survival data.
Quemliclustat (small-molecule CD73 inhibitor)
•The European Medicines Agency granted orphan drug designation in May 2026 to quemliclustat for the treatment of pancreatic cancer, adding to the orphan drug designation received from the U.S. Food and Drug Administration in June 2025.
•Enrollment was completed in September 2025 for PRISM-1, a Phase 3 trial of quemliclustat combined with gemcitabine/nab-paclitaxel versus gemcitabine/nab-paclitaxel in first-line metastatic pancreatic ductal adenocarcinoma. Results from this study are expected in the first half of 2027.
Immunology Portfolio
Arcus is applying its proven expertise developing potent and selective small-molecule drugs to address large markets in immunology, pursuing mechanisms that regulate key cytokines validated by existing biologics and targeting immune cell types that are central to disease but historically understudied. A steady cadence of immunology molecules will be ready for advancement into the clinic, with multiple new clinical candidates expected between 2026 and 2028.
•AB102 (oral MRGPRX2 antagonist): This month, Arcus expects to initiate a first-in-human healthy volunteer study of AB102, a highly selective oral MRGPRX2 antagonist and potential treatment for atopic dermatitis and chronic spontaneous urticaria.
◦In May, Arcus presented preclinical data for AB102 in an oral presentation at the Society for Investigative Dermatology Annual Meeting, which showed its ability to fully block MRGPRX2-dependent mast cell degranulation and transcriptional activation in LAD2 and primary skin mast cells as well as its inhibition of all common human MRGPRX2 variants.
◦A proof-of-concept study evaluating AB102 as a potential oral therapy for patients with chronic spontaneous urticaria is expected in mid-2027.
•TNF Inhibitor: Arcus has selected a development candidate as an oral small-molecule TNF inhibitor, a potential treatment for rheumatoid arthritis, psoriasis and inflammatory bowel disease, which is expected to enter the clinic in early 2027.
◦The molecule is designed to selectively block TNFR1 signaling, which could lead to better safety and efficacy than those of approved anti-TNF antibodies that block both TNFR1 and TNFR2 signaling, the latter of which can paradoxically lead to an inflammatory response in some patients.
◦At the European Alliance of Associations for Rheumatology Annual Meeting 2026, Arcus presented data on its small-molecule approach to TNF inhibition, advancing research in conditions such as RA and IBD.
•Additional Targets: Arcus is advancing additional programs across its immunology portfolio. Arcus's programs for a small-molecule CCR6 antagonist for psoriasis and inflammatory bowel disease, a STAT6 small molecule program for atopic dermatitis and asthma, a CD89 monoclonal antibody program for the treatment of rheumatoid arthritis, and a CD40L small molecule program for the treatment of multiple sclerosis and systemic lupus erythematosus, are each expected to deliver IND-ready candidates by the end of 2027.
Anti-TIGIT Program and Related Partnerships
•Following the discontinuations of the Arcus and Gilead STAR-221 and STAR-121 studies in upper gastrointestinal cancer and non-small cell lung cancer (NSCLC), respectively, Arcus and AstraZeneca will discontinue the Phase 3 PACIFIC-8 study, evaluating domvanalimab in combination with durvalumab versus durvalumab alone in patients with PD-L1 positive, Stage III unresectable NSCLC.

•In connection with the wind-down of these Phase 3 trials and resulting streamlined operational relationship with Arcus, Gilead has relinquished its three seats on Arcus’s Board of Directors, effective as of August 5, 2026.
Financial Results for Second Quarter 2026:
•Cash, Cash Equivalents and Marketable Securities were $775 million as of June 30, 2026, compared to $1.0 billion as of December 31, 2025. The decrease during the period is primarily due to the use of cash in our research and development activities. Arcus expects to end 2026 with approximately $600 million in cash. Based on the existing business plan, Arcus believes that its cash, cash equivalents and marketable securities will be sufficient to fund its planned level of operations until at least the second half of 2028.
•Revenues were $41 million for the second quarter 2026, compared to $160 million for the same period in 2025. The decrease in revenue was primarily driven by the cumulative catch-up from license and development services revenue of $143 million in 2025 relating to pausing future development of etrumadenant and Gilead's related return of its license to the program, partially offset by an increase in access rights revenues recognized in June 2026 related to the expiration of Gilead's option rights and increased revenues related to programs optioned under the Taiho Collaboration Agreement. Arcus expects to recognize GAAP revenue of between $65 million and $75 million for the full year 2026.
•Research and Development (R&D) Expenses were $113 million for the second quarter 2026, compared to $139 million for the same period in 2025. The decrease was due to (i) late-stage development activities decreasing primarily due to the wind down of the domvanalimab program and the completion of enrollment of PRISM-1, partially offset by increasing activities in our Phase 3 studies for casdatifan; (ii) early-stage development activities decreasing primarily due to the wind down of Phase 2 studies related to domvanalimab and lower Phase 2 study costs for casdatifan; partially offset by (iii) partnership reimbursements decreasing, primarily due to Gilead-led activities representing a larger share of total joint development costs and a shift towards programs fully funded by us. Non-cash stock-based compensation expense was $9 million for the second quarter 2026, compared to $8 million for the same period in 2025. For the second quarters 2026 and 2025, Arcus recognized gross reimbursements of $17 million and $33 million, respectively, for shared expenses from its collaborations. R&D expenses by quarter may fluctuate due to the timing of clinical manufacturing and standard-of-care therapeutic purchases with a corresponding impact on reimbursements.
Arcus expects R&D expenses to continue to decline in the near-term relative to what we have incurred as we wind down studies for domvanalimab. Streamlining initiatives Arcus has undertaken across its R&D operations in connection with this wind-down, together with efficiencies the company is pursuing across its programs outside the Gilead collaboration, are expected to further reduce costs. These decreases will be partially offset by increased investment in the development of casdatifan and advancement of our small-molecule immunology programs.
•General and Administrative (G&A) Expenses were $24 million for the second quarter 2026, compared to $29 million for the same period in 2025. The decrease was primarily due to streamlining initiatives Arcus has undertaken across its operations. Non-cash stock-based compensation expense was $6 million for the second quarter 2026, compared to $7 million for the same period in 2025.
•Net Income (Loss) was $91 million net loss for the second quarter 2026, compared to $— million for the same period in 2025.
Conference Call Information
Arcus will host a conference call and webcast today, August 5, 2026, at 1:30 PM PT/4:30 PM ET to discuss its second-quarter 2026 financial results and pipeline updates. To access the call, please dial +1 (585) 542-9983 (local) or +1 (833) 461-5787 (toll-free), using Meeting ID: 156828313. Participants may also register for the call online using the following link: https://events.q4inc.com/attendee/156828313. To access the live webcast and accompanying slide presentation, please visit the “Investors & Media” section of the Arcus Biosciences website at www.arcusbio.com. A replay of the webcast will be available following the live event.

About Arcus Biosciences
Arcus Biosciences is a clinical-stage, global biopharmaceutical company focused on developing differentiated molecules for the treatment of cancer and inflammatory and autoimmune diseases. In partnership with industry collaborators, patients and physicians around the world, Arcus is expediting the development of its late-stage portfolio of first- and/or best-in-class medicines against well-characterized biological targets and pathways and studying novel, biology-driven combinations that have the potential to help people with cancer live longer. Founded in 2015, the company has advanced multiple investigational medicines into registrational clinical trials including casdatifan, a HIF-2α inhibitor for clear cell renal cell carcinoma, and quemliclustat, a small-molecule CD73 inhibitor for pancreatic cancer. For more information about Arcus Biosciences’ clinical and preclinical programs, please visit www.arcusbio.com.
Forward-Looking Statements
This press release contains forward-looking statements. All statements regarding events or results to occur in the future contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Arcus’s development strategies and opportunities, including the potential for casdatifan to become the backbone of treatment across every line of therapy in kidney cancer; the timing and achievement of milestones, including the completion of enrollment in PEAK-1, the initiation of PEAK-20, and the progress and cadence of additional molecules from Arcus’s immunology programs to IND-readiness; the timing of future data readouts and presentations; and expectations regarding the decline in its operating expenses, year-end cash balance and its anticipated cash runway. All forward-looking statements involve known and unknown risks and uncertainties and other important factors that may cause Arcus’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks associated with: Arcus’s ability to manage the breadth and pace of its development plans for casdatifan; the unexpected emergence of adverse events or other undesirable side effects with casdatifan, alone or in combination with other agents; difficulties or delays in initiating, enrolling and completing clinical trials, including due to regulatory review, site activation, patient identification or enrollment, or manufacturing and supply constraints of investigational or standard-of-care products for such clinical trials; interim data not being guarantees of future data or replicated in other studies evaluating casdatifan, including the Phase 3 PEAK-1 study; adverse data from toxicology studies that affect Arcus’s ability to advance development candidates from its immunology programs; the risk that the preclinical profiles of Arcus’s development candidates may not translate in clinical trials; changes in the competitive landscape for Arcus’s programs; the inherent uncertainty associated with pharmaceutical product development and clinical trials; and risks associated with Arcus’s ability to accurately forecast financial results and changes in Arcus’s operating plans. Risks and uncertainties facing Arcus are described more fully in the “Risk Factors” section of Arcus’s most recent periodic report filed with the U.S. Securities and Exchange Commission (SEC) and in other filings that Arcus makes with the SEC from time to time, which are available at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Arcus disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release, except to the extent required by law.

The Arcus name and logo are trademarks of Arcus Biosciences, Inc. All other trademarks belong to their respective owners.
Investor Inquiries:
Pia Eaves
VP of Investor Relations & Strategy
(617) 459-2006
peaves@arcusbio.com
Media Inquiries:
Holli Kolkey
VP of Corporate Affairs
(650) 922-1269
hkolkey@arcusbio.com

Maryam Bassiri
Director of Corporate Affairs

(510) 406-8520
mbassiri@arcusbio.com

ARCUS BIOSCIENCES, INC.
Consolidated Statements of Operations
(unaudited)
(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
License and development services	$16	$152	$28	$172
Other collaboration	25	8	30	16
Total revenues	41	160	58	188

Operating expenses:
Research and development	113	139	235	261
General and administrative	24	29	53	57
Total operating expenses	137	168	288	318

Loss from operations	(96)	(8)	(230)	(130)

Non-operating income (expense):
Interest and other income, net	8	10	17	21
Interest expense	(3)	(2)	(6)	(3)
Total non-operating income, net	5	8	11	18

Income (loss) before income taxes	(91)	—	(219)	(112)

Income tax expense	—	—	—	—

Net income (loss)	$(91)	$—	$(219)	$(112)

Net income (loss) per share:
Basic	$(0.72)	$—	$(1.74)	$(1.09)
Diluted	$(0.72)	$—	$(1.74)	$(1.09)

Shares used to compute net income (loss) per share:
Basic	126.1	106.1	125.7	102.3
Diluted	126.1	106.5	125.7	102.3
Selected Consolidated Balance Sheet Data
(unaudited)
(In millions)

	June 30, 2026	December 31, 2025 (1)
Cash, cash equivalents and marketable securities	$775	$1,010
Total assets	924	1,139
Total liabilities	460	508
Total stockholders’ equity	464	631
(1)Derived from the audited financial statements for the year ended December 31, 2025, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2026.